EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), entered into this 8th day of December, 1998, between UNITED DOMINION REALTY TRUST, INC., a Virginia corporation (the “Company”) and RICHARD A. GIANNOTTI (the “Executive”), recites and provides as follows:

RECITALS:

On September 24, 1997, the Company and the Executive entered into an employment agreement (the “Employment Agreement”). On December 8, 1998, the Company and the Executive terminated the Employment Agreement and replaced it with this Agreement. On December 22, 2008, the Company and the Executive amend the Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and undertakings hereinafter set forth, and the payments to be made to the Executive hereunder, the parties hereto agree as follows:

1. Position and Duties.

(a) The Company hereby agrees to and hereby does continue to employ the Executive as an executive officer of the Company, subject to the supervision of the Chief Executive Officer of the Company, or such other senior officer of the Company as may be prescribed by the Chief Executive Officer or the Board of Directors of the Company (the “Board”). Currently, the Executive reports to the Chief Executive Officer and is responsible for Development for the Northern and Southern Regions of the Company. The parties agree that the Employment Agreement is hereby terminated and this Agreement is replaced in its stead.

The Executive agrees that the description of the executive position above shall not limit the Company from assigning to the Executive such other duties and functions in addition to or in substitution of those described above.

(b) The Executive agrees to serve the Company as a full time executive officer with duties and authority as set forth in the Company’s by-laws or as otherwise prescribed by the Board, the Chief Executive Officer, or such other senior officer prescribed by the Chief Executive Officer or the Board. The Executive shall devote such time, attention, skill, and efforts to the performance of his duties as a Company executive as shall be required therefore, all under the supervision and direction of the Board, the Chief Executive Officer, or such other senior officer prescribed by the Board. The Executive agrees that during the period of his employment he will not, without the approval of a majority of the independent directors of the Board, have any other

(i) real estate investment trust or business affiliations, or (ii) corporate affiliations that conflict with the business of the Company or interfere with the ability of the Executive to perform his duties for the Company or comply with the covenants under this Agreement.

2. Term of Agreement.

This Agreement will take effect as of the date of this Agreement and will end on December 31, 1998. After December 31, 1998, this Agreement will automatically renew for successive one (1) year periods, ending as of December 31 of each year, unless sooner terminated in accordance with Section 4.

3. Compensation and Benefits.

(a) Base Salary. The Executive’s pay will not be less than $175,000 per year, payable in accordance with the Company’s regular payroll practices, unless the Executive consents to a lesser base salary in writing.

(b) Annual Incentive Compensation. The Executive’s annual compensation shall also include an annual incentive where the Executive has an opportunity to earn a bonus of at least forty five percent (45%) of base salary based upon the Executive and the Company meeting certain performance goals and objectives as determined by the Compensation Committee of the Board (the “Compensation Committee”). The Executive acknowledges that the Board or the Compensation Committee, as appropriate, may elect to modify or terminate annual incentive compensation for all executives at any time.

(c) Long Term Incentive Compensation. The Executive’s compensation shall also include participation (i) in the Company’s 1982 Stock Option Plan; (ii) in the Company’s 1991 Officers Stock Purchase and Loan Plan; and (iii) any “shareholder value plan” or other long-term compensation plan for senior officers of the Company adopted by the Compensation Committee or the Board, on the same basis as similarly situated executive officers of the Company. The Executive acknowledges that the Board, or the Compensation Committee, as appropriate, may elect to terminate or modify any or all long-term incentive compensation at any time.

(d) Associate Benefit Plans. The Executive will be eligible to participate in any and all employee benefit plans, medical insurance plans, retirement plans, and other benefit plans in effect for employees in similar positions at the Company (the “Company Plans”) or any other plans applicable for other officers or executive officers of the Company. Such participation shall be subject to the terms of the applicable plan documents and the Company’s generally applied policies. In addition, the Executive acknowledges that the Company may elect to terminate or modify any or all Company Plans at any time.

(e) Travel. It is contemplated that the Executive will be required to incur travel and entertainment expense in the interests and on behalf of the Company and in furtherance of its business. The Executive agrees to comply with the travel and entertainment guidelines of the Company, which may be modified from time to time (the “T&E Guidelines”). The Company at the end of each month during the period of this Agreement will, upon submission of appropriate bills or vouchers, reimburse expenses incurred by the Executive during such month in compliance with the T&E Guidelines. The Executive agrees to maintain adequate records, in such detail as the Company may reasonably request, of all expenses to be reimbursed by the Company hereunder and to make such records available for inspection as and when reasonably requested by the Company.

4. Employment Termination Outside of Change of Control.

(a) Incapacity; Death. This Agreement may be terminated by the Company, by delivery of a “Notice of Termination” (defined in Section 8) to the Executive or his personal representative given at least thirty (30) days prior to the effective date specified therein, in the event that the Executive shall be unable to perform his duties hereunder for a period of more than three consecutive months as a result of illness or incapacity. This Agreement shall terminate on the death of the Executive.

(b) Without Cause. This Agreement may be terminated by the Company, without cause, by delivery of a “Notice of Termination” (defined in Section 8) given to the Executive ten (10) days prior to the effective date of such termination.

(c) Severance Compensation. Upon termination of this Agreement pursuant to Section 4 (a) or 4 (b), the Company shall pay to the Executive or his legal representative certain compensation (the “Severance Compensation”) as follows:

(i) Base Salary. The Executive shall be paid fifty-two (52) weeks of base salary, and the Company shall continue in effect for a period of fifty-two (52) weeks after the effective date of the Executive’s termination, all health/life/disability insurance coverage provided to the Executive and his immediate family on the day immediately prior to the date of notice of termination or, if the Executive shall so elect, the Company shall reimburse the Executive in an amount equal to the portion of the premium allocable to the Executive for providing such coverage, provided, however, if such coverage cannot be continued by the Company, the Company shall reimburse the Executive in an amount sufficient for the Executive to obtain substantially similar coverage for a period of fifty-two (52) weeks after the effective date of termination.

(ii) Incentive Compensation. The Executive shall also be entitled to annual incentive compensation (i) actually earned by the Executive, if any, pursuant to Section 3(b) of this Agreement for the Company’s current fiscal year prorated through the effective date of termination, which compensation shall be paid no later than forty-five (45) days after the end of the Company’s fiscal year and (ii) an amount equal to the sum of the annual incentive compensation earned by the Executive over the two calendar years prior to the effective date of termination, divided by two (“Average Annual Incentive Compensation”). Compensation pursuant to paragraph 3(c) (long term incentive compensation) shall be governed by the terms of the subject plans.

(iii) Severance Compensation Reduction. In the event termination is pursuant to Section 4 (a) of this Agreement, the portion of Severance Compensation to be paid pursuant to Section 4(i) and (ii) shall be reduced by the amount of any life insurance proceeds paid by or through the Company or disability insurance payments for one (1) year, as appropriate, payable to the Executive or his personal representative or other beneficiary.

(iv) Timing. The Company shall pay to the Executive or his legal representative the sums payable to such Executive or his legal representative on account of the portion of Severance Compensation consisting of (y) base salary; and (z) the Average Annual Incentive Compensation in a lump sum, in each case within thirty (30) days after the effective date of termination.

(v) Life Insurance. The Executive shall also be entitled to direct the Company to change the beneficiary of any non-group life insurance policy to another person or group.

(vi) 409A. Any amounts or benefits payable under this Section 4(c) shall be delayed to the extent necessary to comply with Code Section 409A(a)(2)(B)(i) (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which the Executive would otherwise be entitled during the six (6) month period immediately following the Executive’s separation from service will be paid on the first business day following the expiration of such six (6) month period.

(d) By the Executive. This Agreement may be terminated by the Executive, upon delivery of a “Notice of Termination” (defined in Section 8) given at least ninety (90) days before the effective date of termination or for “Good Reason,” which, for the purposes of this subsection, shall mean for the reasons set forth in subsections 5(d)(i) to (vi). In such event, the Executive shall not be entitled to any compensation under this Agreement for any period not worked after the termination date, other than compensation to which the Executive is entitled pursuant to Section 5.

(e) For Cause. The Company may terminate this Agreement for cause by providing a “Notice of Termination” (defined in Section 8). In such event, the Executive shall not be entitled to any compensation under this Agreement for the period after the termination date, and any compensation paid to the Executive shall be net of any sums owed by the Executive to the Company as a result of the act for which the employment of the Executive was terminated. The circumstances under which the Company will be deemed to have cause to terminate this Agreement will be a breach of this Agreement or a serious offense inconsistent with his duties as an Executive which shall include but not be limited to the following:

(i) The Executive is convicted of or pleads nolo contendere to any crime, other than a traffic offense or misdemeanor;

(ii) The Executive shall commit, with respect to the Company, an act of fraud or embezzlement or shall have been grossly negligent in the performance of his duties hereunder;

(iii) The Executive engages in gross dereliction of duties, refusal to perform assigned duties consistent with his position, or repeated violation of the Company’s policies after written warning; or,

(iv) The Executive engages in drug abuse.

(f) Consulting Services. Upon termination of this Agreement, the Executive shall, for a period of up to one year following the effective date of termination, render such advisory or consulting services to the Company as it may reasonably request, taking into account the Executive’s health, business commitments, geographical location and other relevant circumstances. The intent of this paragraph is not to obligate the Executive to perform any day-to-day duties for the Company following termination of his employment but only to assist management in effecting a smooth transition of the functions or projects for which the Executive was responsible while an employee of the Company. Should the Executive fail to render such advisory or consulting services, after 30 days’ prior written notice to the Executive and the Executive’s failure to commence the rendering of such service, the Company’s sole remedy shall be to terminate payment of any remaining severance compensation. If this Agreement is terminated pursuant to Section 4(d)(except where the termination is for “Good Reason”) or 4(e) and no Severance Compensation is paid to the Executive, the Executive shall be paid on an hourly basis to the extent requested by the Company to perform advisory or consulting services, based upon his base salary prior to termination for the actual time spent for advisory or consulting services for the Company.

(g) Return of Company Property. The parties acknowledge and agree that records, files, reports, manuals, handbooks, computer diskettes, computer software, customer files and information, documents, equipment and the like, relating to the Company’s business or which are developed for or by the Company, or which Executive shall develop, create, use, prepare or come into possession of during his employment with the Company, shall remain the sole property of the Company and Executive covenants to promptly deliver to the Company any and all such property and any copies thereof no later than the termination of Executive’s employment with the Company.

(h) Covenants. The Executive shall not be entitled to any Severance Compensation or benefits for any period he is in violation of the Covenants in Section 6.

5. Change of Control.

(a) Change of Control. For purposes of this Agreement, “Change of Control” shall mean (i) the merger or consolidation of the Company with any other real estate investment trust, corporation or other business entity, in which the Company is not the survivor (without respect to the legal structure of the transaction), (ii) the transfer or sale of all or substantially all of the assets of the Company other than to an affiliate or subsidiary of the Company, (iii) the liquidation of the Company, or (iv) the acquisition by any person or by a group of persons acting in concert, of more than 50% of the outstanding voting securities of the Company, which results in the resignation or addition of fifty percent (50%) or more members of the Board or the resignation or addition of fifty percent (50%) or more independent members of the Board.

(b) Compensation Upon Termination. Following a Change in Control that results in termination of the Executive’s employment, the Executive shall be entitled to the following benefits unless such termination is by the Executive other than for “Good Reason” (as defined below):

(i) Compensation. The Company shall pay the Executive one hundred four (104) weeks of base salary at the rate in effect at the time Notice of Termination is given, and the equivalent of two years of annual incentive compensation based upon the average annual incentive compensation earned by the Executive for the two calendar years prior to the effective date of termination, plus all other amounts to which the Executive is entitled under any compensation plan of the Company.

(ii) Benefits. The Company shall provide the Executive with life, disability, accident and health insurance coverage (including any dependent coverage) substantially similar to the coverage the Executive is receiving immediately prior to the Notice of Termination, for a twenty four (24) month period after the Executive’s termination. Benefits otherwise receivable by the Executive pursuant to this subsection (ii) shall be reduced to the extent comparable benefits are actually received by the Executive during the twenty-four (24) month period following termination, and any such benefits actually received by the Executive shall be reported to the Company.

(iii) Long-Term Incentive Compensation. All of the Executive’s outstanding options, stock appreciation rights and any other awards in the nature of rights that may be exercised shall become fully vested and immediately exercisable; all restrictions on any outstanding other awards held by the Executive (such as awards of restricted stock) shall lapse; and the Executive’s balance in any deferred compensation plan or shareholder value plan shall become fully vested and immediately payable; provided, however, that such acceleration will not occur if, in the opinion of the Company’s accountants, such acceleration would preclude the use of “pooling of interest” accounting treatment for a Change of Control transaction that (a) would otherwise qualify for such accounting treatment, and (b) is contingent upon qualifying for such accounting treatment.

(iv) Timing. The Severance Payments shall be made no later than the thirtieth (30th) business day following the effective date of termination. However, if the amounts of the Severance Payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate of the minimum amount of such payments and shall pay the remainder of such payments as soon as the amount thereof can be determined but in no event later than the ninetieth (90th) day after the effective date of termination.

(v) 409A. Any amounts or benefits payable under this Section 5 shall be delayed to the extent necessary to comply with Code Section 409A(a)(2)(B)(i) (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which the Executive would otherwise be entitled during the six (6) month period immediately following the Executive’s separation from service will be paid on the first business day following the expiration of such six (6) month period.

(c) Limitation of Benefits.

(i) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise)(such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the “Reduced Amount”). For purposes of this Section, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(ii) All determinations required to be made under this Section, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by Ernst & Young, LLP or such other certified public accounting firm acceptable to the Company, in its sole discretion (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section (“Underpayment”), consistent with the calculations required to be made hereunder. The Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(d) Good Reason. The Executive shall be entitled to terminate this Agreement for Good Reason. For purposes of this Section 5, “Good Reason” shall mean the occurrence, within two (2) years after a Change in Control, of any of the following circumstances:

(i) the assignment to the Executive of any duties inconsistent with the Executive’s position and status as Director of Development for the Northern and Southern Regions or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control;

(ii) a ten percent (10%) or greater reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions affecting senior executives of the Company and senior executives of any person directly or indirectly in control of the Company;

(iii) the Executive’s relocation by the Company to a location not within fifty miles of the Executive’s present office or job location;

(iv) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within thirty (30) days of the date such compensation is due;

(v) the failure by the Company to continue in effect any annual or long-term monetary incentive opportunity to which the Executive was entitled, or any compensation plan in which the Executive participates immediately prior to the Change in Control which constitutes more than ten percent (10%) of the Executive’s total compensation; provided, however, that the Company may modify the monetary incentive opportunities so as to provide the Executive with the same or similar monetary incentive opportunities;

(vi) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement or a similar agreement satisfactory to the Executive;

(vii) in the event the Executive terminates this Agreement for Good Reason following a Change in Control as provided by this Section 5, the Executive shall be entitled to the compensation provided by Section 5(b), reduced by the amount of compensation received by the Executive following the Change in Control through the effective date of termination.

(e) Potential Change of Control. For purposes of this Agreement, a “Potential Change in Control” shall be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; (iii) any person, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company’s then outstanding securities increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or (iv) the Board adopts a resolution to the effect that, for the purposes of this Agreement, a Potential Change in Control has occurred. In the event of a Potential Change in Control the Executive will remain in the employ of the Company until the earliest of (x) a date which is six (6) months from the occurrence of such Potential Change in Control, or (y) the occurrence of a Change in Control.

6. Confidentiality; Non-Competition and Non-Solicitation Covenants.

(a) Basis for Covenants. The Executive acknowledges that i) he will be employed as an executive officer in a managerial capacity; ii) his employment with the Company gives him access to confidential and proprietary information concerning the Company; iii) the agreements and covenants contained in this Section 6 (the “Covenants”) are essential to protect the business of the Company; and iv) the Executive is to receive consideration pursuant to this Agreement. Executive recognizes and acknowledges that the confidential information described in Section 6(b) (the “Confidential Information”) which he will acquire in the course of his employment is utilized by the Company in all geographic areas in which the Company does business. Further, the Confidential Information will also be utilized in all geographic areas into which the Company expands its business. Thus, Executive acknowledges that he will be a formidable competitor in all areas where the Company conducts business. Executive also acknowledges that the Covenants serve to protect the Company’s investment in the Confidential Information.

(b) Confidentiality.

(i) The Executive acknowledges that he will be exposed to and learn a substantial amount of information which is proprietary and confidential to the Company, whether or not he develops or creates such information. The Executive acknowledges that such proprietary and confidential information may include, but is not limited to, trade secrets; acquisition or merger information; advertising and promotional programs; resource or developmental projects; plans or strategies for future business development; financial or statistical data; customer information, including, but not limited to, customer lists, sales records, account records, sales and marketing programs, pricing matters, and strategies and reports; and any Company manuals, forms, techniques, and other business procedures or methods, devices, computer software or matters of any kind relating to or with respect to any confidential program or projects of the Company, or any other information of a similar nature made available to the Executive and not known in the trade in which the Company is engaged, which, if misused or disclosed, could adversely affect the business or standing of the Company. Confidential Information shall not include information that is generally known or generally available to the public through no fault of the Executive.

(ii) The Executive agrees that except as required by law, he will not at any time divulge to any person, agency, institution, company or other entity any information which he knows or has reason to believe is proprietary or confidential to the Company, including but not limited to the types of information described in Section 6(b)(i), or use such information to the competitive disadvantage of the Company. The Executive agrees that his duties and obligations under this Section 6 will continue for 12 months from the termination of his employment or as long as the Confidential Information remains proprietary or confidential to the Company.

(c) Non-Competition. During the period of the Executive’s employment, the Executive agrees that he will not, on behalf of anyone other than the Company, engage in any managerial, executive, sales, or marketing activities related to any business in which the Company is or becomes engaged during the Executive’s employment without the consent of the Board.

(d) Non-Solicitation. The Executive agrees that for a twelve (12) month period following the termination of his employment with the Company for any reason (including the Executive’s resignation), the Executive shall not, directly or indirectly, hire or solicit any employee of the Company employed at the time of his termination, or encourage any such employee to leave such employment.

(e) Scope of Covenants.

(i) Executive acknowledges that the Company intends to extend business operations throughout the United States of America. Therefore, for a period of twelve (12) months after termination of Executive’s employment for any reason (including Executive’s resignation), Executive agrees that he shall not directly or indirectly carry on or participate in the ownership or management of apartment communities of the same class and quality of the communities owned by the Company that directly competes with the Company anywhere within the United States of America.

(ii) Independent of the preceding provision, Executive agrees that he shall not, for a period of twelve (12) months after termination of Executive’s employment, directly or indirectly carry on or participate in the ownership or management of apartment communities of the same class and quality of the apartment communities owned by the Company that directly competes with the Company within any county or city in which the Company conducts business.

(iii) These covenants shall not apply in the event the Executive is terminated (i) by the Company without cause or as a result of a Change of Control, or (ii) by the Executive (y) for Good Reason, which, for the purposes of this subsection, shall mean any of the reasons set forth in subsections 5(d)(i) to (iv), or (z) for a period of one (1) year following any change in the officer to whom the Executive directly reports.

(f) Reasonableness of Covenants. The Executive agrees that the Covenants are necessary for the reasonable and proper protection of the Company and that the Covenants are reasonable in respect of subject matter, length of time, and geographic scope. The Executive further acknowledges that the Covenants will not unreasonably restrict him from earning a livelihood following the termination of his employment with the Company.

(g) Governing Law; Public Policy.

(i) The parties agree that it is not their intention to violate any public policy or statutory or common law. The parties intend that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any provision of this Agreement is found by a court to be unenforceable, the parties authorize the court to amend or modify the provision to make it enforceable in the most restrictive fashion permitted by law.

(ii) The Executive and the Company are sophisticated parties and fully understand (i) the ramifications of the non-competition, non-solicitation and confidentiality restrictions of this Agreement and (ii) that the laws of each state with respect to the enforceability of such provisions vary. The parties are specifically selecting the internal laws of the Commonwealth of Virginia to govern this Agreement in order that it be enforceable against all of them.

(h) Outside Business. The Company acknowledges that the Executive’s family is engaged in seniors housing and land banking (the ‘Family Business’) and that the Executive is engaged in the Family Business. Sections 6(c) and 6(e) shall not apply to the Executive’s participation in the Family Business. The Company also acknowledges that the Executive is involved in the “land bank” business described in the attached memo dated January 8, 1999, (the “Land Bank Business”). In the event the Company elects to participate in the Land Bank Business or similar business in the future, Executives participation in the Land Bank Business shall not be a violation of the covenants in Section 6(c) or 6(e).

(i) Separate Agreement Upon Termination. The provisions of this Section 6 so far as they relate to the period after the end of the term of this Agreement shall continue to have effect and shall operate as a separate agreement between the Company and the Executive.

7. Successors and Assigns.

(a) The Executive acknowledges and agrees that this Agreement is a contract for his personal services, he is not entitled to assign, subcontract, or transfer any of the obligations imposed or benefits provided under this Agreement.

(b) This Agreement shall be binding on and will inure to the benefit of any successors or assigns of the Company.

8. Definitions. The following terms shall have the following meanings:

(a) A “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and, if appropriate, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

9. Miscellaneous.

(a) Integration. This Agreement contains the complete agreement between the Executive and the Company with respect to its subject matter. This Agreement supersedes all previous and contemporaneous agreements, negotiations, commitments, writings, and undertakings.

(b) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, regardless of choice of law rules. Any dispute arising between the parties related to or involving this Agreement will be litigated in a court having jurisdiction in the Commonwealth of Virginia.

(c) Modifications. This Agreement may be modified or waived only by a writing signed by both parties.

(d) Waivers. Any waiver of a breach of this Agreement will not constitute a waiver of any future breach, whether of a similar or dissimilar nature.

(e) Severability. The covenants in the various provisions of Section 6 are separate and independent contractual provisions. The invalidity or unenforceability of any particular restrictive covenant or any other provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

WE AGREE TO THIS:

UDR, INC., a Maryland corporation (f/k/a UNITED DOMINION REALTY TRUST, INC.)

By: /s/ Warren L. Troupe
Its: Senior Executive Vice President

EXECUTIVE

/s/ Richard A. Giannotti

RICHARD A. GIANNOTTI